EXHIBIT 10.1

March 11, 2020
EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is effective as of January 1, 2020 (the “Effective Date”) by and between Stabilis Energy, Inc. (the “Company”) and James G. Aivalis (the “Employee”).

RECITALS
WHEREAS, the Company and its current and future subsidiaries and Affiliates (as defined below) in which the Company, directly or indirectly, has an interest (such subsidiaries and Affiliates, the “Company Group”) are engaged in the business of small-scale, liquefied natural gas production and distribution (the “Business”).

WHEREAS, the Company desires to employ the Employee to provide services to the Company after the Effective Date, and the Employee desires to be employed by the Company after the Effective be, subject to the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to the following terms:
TERMS
1.Employment and Position. During the Term (as defined below), the Company shall employ the Employee as its Chief Operating Officer (“COO”), and the Employee shall serve in such capacity, subject to the terms and conditions of this Agreement. The Employee shall during the Term report directly to the Company’s Chief Executive Officer (the “CEO”).

2.Duties.
(a)    Duties for the Company and the Company Group; Definition of Affiliate. During the Term (as defined below), the Employee shall have such duties, responsibilities, and authorities for the Company as may be reasonably assigned by the CEO consistent with the Employee’s position as COO, including without limitation duties, responsibilities, and authorities with respect to the Company Group and their Affiliates. For purpose of this Agreement, “Affiliate” means, with respect to the entity or person at issue, any person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity or person.
(b)    Working Time and Best-Effort Requirements and Permitted Outside Activities. During the Term (as defined below), the Employee shall devote his full working time as well as his best efforts, abilities, knowledge, and experience to the Company’s Business and affairs as necessary to faithfully perform his duties, responsibilities, and authorities under this Agreement. As long as such service and investments do not prevent the Employee from fulfilling his duties, responsibilities, and authorities under this Agreement or directly or indirectly compete with the Company or the Company Group, in each case as determined by the Board in its sole discretion, the Employee may, without

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violating this Agreement, (i) serve as a director of any non-competing company, or civic or charitable organization (including his current service on the Advisory Board of the Florida Institute of Technology), (ii) passively own securities in publicly traded companies if the aggregate amount owned by him and all family members and Affiliates does not exceed 2% of any such company’s outstanding securities, and (iii) passively invest his personal assets in such form or manner as will not require any services by the Employee in the operation of the entities in which such investments are made.
(c)    Compliance with Company Policies. During the Term (as defined below), the Employee shall comply with all applicable Company rules and policies as a condition of employment.
(d)    Duty of Loyalty. During the Term (as defined below), the Employee shall owe a fiduciary duty of loyalty, fidelity, and allegiance to act in the best interests of the Company and each member of the Company Group, and to do no act that would materially injure their business, interests, or reputations. In keeping with these duties, the Employee shall make full disclosure to the Board of all opportunities pertaining to the Company’s Business that come to his attention during the Term and shall not appropriate for his own benefit any such Business opportunities concerning the subject matter of the fiduciary relationship.
1.Primary Work Location. Although the Employee shall be expected to travel from time to time as necessary to perform his duties, responsibilities, and authorities under this Agreement, his primary work location during the Term (as defined below) shall be at the Company’s headquarters.
2.Term. This Agreement shall be in full force and effect for a “Term” commencing on the Effective Date and expiring on January 31, 2021 (the “Expiration Date”), unless terminated before the Expiration Date in accordance with paragraph 6.
3.Compensation and Employment Benefits. In consideration of the performance of the Employee’s duties, responsibilities, and authorities under this Agreement, the Company shall provide the Employee with the following compensation and employment benefits during the Term:
(a)    Base Salary. The Company shall provide the Employee with an annualized base salary of $325,000 (the “Base Salary”), prorated for any partial period of employment and payable in accordance with the Company’s ordinary payroll policies and procedures for employee compensation. The Company may, based on the recommendation by the CEO to the Board, and with the Board’s approval, increase, but may not decrease, the Base Salary in its sole discretion during the Term, except that it may proportionally decrease the Base Salary in connection with a similar reduction of the base salaries of all or substantially all of the Company’s executives.
(b)    2019 Bonus. The Company will pay the Employee a 2019 Annual Bonus equal to $260,000. The Company will pay $130,000 of that amount by March 15, 2020. The Company will pay the remaining balance in nine equal, monthly installments of $14,444.44 on the first regular payroll date of each month commencing April 2020 and

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ending December 2020.
(c)    2020 Bonus. For calendar year 2020, Employee shall be eligible to receive an annual discretionary bonus in cash (the “2020 Bonus”) with a target bonus of 50% of Base Salary. In addition, if the Executive significantly exceeds the target performance objectives established for the 2020 Bonus, Employee will be eligible to receive a “stretch bonus” in excess of the target bonus. After consultation with Employee, the Board will define the bonus plan objectives on or before March 31, 2020.. The final amount of the 2020 Bonus, including Employee’s receipt of any stretch bonus, will be determined by the Board, based on the recommendation by the CEO to the Board, in its sole discretion based on its assessment of the Employee’s performance against the performance objectives as well as Company performance. Except as provided below in this Agreement, the Employee shall not be eligible to receive any 2020 Bonus unless he remains employed by the Company through January 31, 2020. The 2020 Bonus payable to the Employee will be paid to Employee in a lump sum no later than 2½ months following the end of 2020.
(d)    Employment Benefits and Vacation. During the Term, the Company shall provide the Employee with the employment benefits that are ordinarily provided from time to time to other similarly situated employees of the Company. Such benefits shall be governed by the applicable plan documents, insurance policies, or employment policies, and may be modified, suspended, or revoked in accordance with the terms of the applicable documents or policies without violating this Agreement. Any vacation shall be taken at the reasonable and mutual convenience of the Company and the Employee. In addition, the Company will continue to pay Employee existing benefits of: (i) a $750 monthly car allowance; (ii) the 2020 annual premium due for Employee’s existing 20-year term life insurance policy; and (iii) the monthly professional network fee for Vistage International.
(e)    Reimbursement of Business Expenses. The Employee shall be authorized to incur ordinary, necessary, and reasonable business and travel expenses while performing his duties, responsibilities, and authorities under this Agreement and promoting the Company’s Business and activities during the Term. The Company shall reimburse the Employee for all such expenses incurred in accordance with the Company’s policies and practices concerning reimbursement of business expenses that are submitted to the Company for reimbursement no later than 60 days after the applicable expense was incurred. Any such reimbursement shall be made as soon as reasonably practicable but in no event later than 2½ months following the end of the taxable year in which the applicable expense was incurred.
(f)    Inconsistencies. The compensation and benefits provided under this paragraph 5 are intended to be consistent with the Company’s applicable benefit plan documents, insurance policies, and employment policies. If any provision of paragraph 5 is inconsistent with any provision of the Company’s applicable benefit plan documents, insurance policies, or employment policies, the applicable provision of the benefit plan documents, insurance policies, or employment policies shall control with the exception of the benefits listed in the last sentence Section 5(d) or unless otherwise agreed to in writing between the Executive and Company.

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(g)    Payroll Deductions. With respect to any compensation or benefits required to be paid under this Agreement, the Company shall withhold any amounts authorized by the Employee and all amounts required to be withheld by applicable federal, state, or local law.
4.Termination of Agreement. This Agreement may be terminated as follows and any termination of this Agreement shall also constitute a termination of Employee’s employment with the Company:
(a)    Death. This Agreement shall terminate immediately if the Employee dies.
(b)    Inability to Perform. This Company may terminate this Agreement upon notice to the Employee of his “Inability to Perform,” which shall be deemed to occur when (i) the Employee receives disability benefits under the Company’s applicable long-term-disability plan; or (ii) the Board, upon the written report of a qualified physician designated by the Company or its insurer, has determined in its sole discretion (after a complete physical examination of the Employee at any time after he has been absent for a period of at least 90 consecutive calendar days or 120 calendar days in any 12-month period) that the Employee has become physically or mentally incapable of performing his essential job functions with or without reasonable accommodation as required by law.
(c)    By the Company for Cause. The Company may terminate this Agreement for any Cause. For purposes of this Agreement, “Cause” means Employee’s: (i) failure to follow the lawful instructions of the Board; (ii) material violation of any written employment policy or written rule of the Company; (iii) misappropriation of the funds, property or business opportunities of the Company; (iv) illegal use or distribution of drugs or any abuse of alcohol in a manner that adversely affects Employee’s employment as COO of the Company; or (v) fraud upon the Company. The Board shall give Employee written notice of the acts or omissions constituting Cause and no termination of this Agreement shall be for Cause unless and until the Employee fails to cure such acts or omissions within 10 days following receipt of such written notice.
(d)    By the Company Without Cause. The Company may terminate this Agreement for no reason or any reason other than death, Inability to Perform, or for Cause by providing at least 30 days’ written notice to the Employee that the Company is terminating this Agreement without Cause.
(e)    By the Employee with Good Reason. The Employee shall be permitted to terminate this Agreement for any Good Reason. For purposes of this Agreement, “Good Reason” shall exist in the event any of the following actions are taken without Employee’s consent: (i) a material diminution in Employee’s Base Salary, duties, responsibilities, or authorities; (ii) a requirement that Employee report to an officer or employee other than the CEO or the Board; (iii) a material relocation of Employee’s primary work location more than 50 miles away from the Company’s corporate headquarters; (iv) a change in control, or (v) any other action or inaction by the Company that constitutes a material breach of its obligations under this Agreement. To exercise his right to terminate for Good Reason, the Employee must provide written notice to the Company of his belief that Good Reason exists

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within 90 days of the initial existence of the condition(s) giving rise to Good Reason, and that notice shall describe the condition(s) believed to constitute Good Reason. The Company shall have 30 days to remedy the Good Reason condition(s). If not remedied within that 30-day period, the Employee may terminate this Agreement; provided, however, that such termination must occur no later than 180 days after the date of the initial existence of the condition(s) giving rise to the Good Reason; otherwise, the Employee shall be deemed to have accepted the condition(s), or the Company’s correction of such condition(s), that may have given rise to the existence of Good Reason.
(f)    By the Employee Without Good Reason. The Employee may terminate this Agreement for no reason or any reason other than for Good Reason by providing at least 30 days’ written notice to the Company that the Employee is terminating the Agreement without Good Reason.

(g)    Expiration of Term. This Agreement will terminate on the Expiration Date.
(h)    Termination Date. For purposes of this Agreement, the “Termination Date” shall mean (i) if this Agreement is terminated because of the Employee’s death, the date of death, (ii) if this Agreement is terminated because of the Employee’s Inability to Perform, the date the Company notifies the Employee of the termination, (iii) if this Agreement is terminated by the Company for Cause, by the Company without Cause, by the Employee for Good Reason, or by the Employee without Good Reason, the applicable effective date of such termination, and (iv) the Expiration Date.
5.Payments and Benefits Due Upon Termination of Agreement.
(a)    Accrued Obligations. Upon any termination of this Agreement, the Company shall have no further obligation to the Employee under this Agreement, except for (i) payment to the Employee of all earned but unpaid Base Salary through the Termination Date, prorated as provided above, (ii) provision to the Employee, in accordance with the terms of the applicable benefit plan of the Company or to the extent required by law, of any benefits to which the Employee has a vested entitlement as of the Termination Date, (iii) payment to the Employee of any accrued unused vacation owed to the Employee as of the Termination Date if such payment is required under the Company’s vacation policy or applicable law, (iv) payment to the Employee of any approved but un-reimbursed business expenses incurred through the Termination Date in accordance with applicable Company policy and this Agreement, and (v) if applicable, the Separation Benefits (as defined below). The payments and benefits just described in (i)-(iv) shall constitute the “Accrued Obligations” and shall be paid when due under this Agreement, the Company’s plans and policies, and applicable law. In addition, and notwithstanding any other provision of this Agreement, all equity interests held by the Employee as of the Termination Date shall continue to be governed by the terms and conditions contained in the applicable award agreements.
(b)    Separation Benefits. If this Agreement is terminated either by the Company without Cause in accordance with subparagraph 6(d) or by the Employee resigning his employment for Good Reason in accordance with subparagraph 6(e), the Company shall

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have no further obligation to Employee under this Agreement, except the Company shall provide the Accrued Obligations to Employee in accordance with subparagraph 7(a) plus the following payments and benefits (the “Separation Benefits”) to the Employee: (i) the unpaid balance of the 2019 Bonus due under Section 5(b) paid in accordance with Section 5(b); (ii) an amount equivalent to the salary employee would have earned from the Termination Date to January 31, 2021 (to be paid in accordance with the usual payroll schedule), (iii) the 2020 bonus calculated at target and multiplied by a fraction the numerator of which is the number of days Employee remained employed with the Company in 2020 and the denominator is 366, paid in a lump sum on the payroll date following the date the Release (as defined below) becomes effective; and (iv) a contribution towards the cost of COBRA coverage (less the employee’s usual contribution), paid monthly, through January 31, 2021, and for 12 months thereafter, so long as Employee continues as a Board member and works as a consulting contractor to Employer, with the COBRA contribution dependent on the Employee being eligible to elect and elects to continue coverage for himself and his eligible dependents under the Company’s group health insurance plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or similar state law, provided, however, that Employee shall notify the Company in writing within fifteen days after he becomes eligible after the Termination Date for group health insurance coverage, if any, through subsequent employment or otherwise and the Company shall have no further reimbursement after the Employee becomes eligible for group health insurance coverage due to subsequent employment or otherwise. No Separation Benefits shall be provided to the Employee unless the Company receives, on or within 55 days after the Termination Date, an executed and fully effective copy of the Release (as defined below). Any reimbursements due under this subparagraph shall be made by the last day of the month following the month in which the applicable premiums were paid by the Employee. For the avoidance of doubt, the Employee shall not be entitled to the Separation Benefits if this Agreement is terminated (i) due to the Employee’s death; (ii) by the Company due to the Employee’s Inability to Perform; (iii) by the Company for Cause; (iv) by the Employee without Good Reason; or (v) on the Expiration Date.
(c)    Change in Control. . For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; (ii) approval of the stockholders of the Company of a merger, reorganization or consolidation of the Company with any other corporation, other than a merger, reorganization or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or such surviving entity’s parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or such surviving entity’s parent outstanding immediately after such merger, reorganization or consolidation; and (iii) approval by the stockholders of the sale or disposition by the Company of all or substantially all of its assets.

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6.Parachute Payment Limitation. Notwithstanding any contrary provision in this Agreement, if Employee is a “disqualified individual” (as defined in Section 280G of the Internal Revenue Code, as amended (the “Code”)), and any of the payments and benefits described herein, together with any other payments which Employee has the right to receive from the Company, would, in the aggregate, constitute a “parachute payment” (as defined in Section 280G of the Code), then such payments and benefits shall be either (a) reduced (but not below zero) so that the aggregate present value of such payments and benefits received by Employee from the Company shall be $1.00 less than three times Employee’s “base amount” (as defined in Section 280G of the Code) and so that no portion of such payments received by Employee shall be subject to the excise tax imposed by Section 4999 of the Code, or (b) paid in full, whichever produces the better net after-tax result for Employee (taking into account any applicable excise tax under Section 4999 of the Code and any applicable income tax). The determination as to whether any such reduction in the amount of the payments and benefits is necessary shall be made by the Company in its sole discretion and such determination shall be conclusive and binding on Employee. If a reduced payment is made to Employee pursuant to clause (a) above and through error or otherwise that payment, when aggregated with other payments from the Company (or its affiliates) used in determining if a parachute payment exists, exceeds $1.00 less than three times Employee’s base amount, Employee shall immediately repay such excess to the Company upon notification that an overpayment has been made.

7.Conditions on Receipt of Separation Benefits.

(a)    Compliance with Restrictive Covenants and Execution and Non-Revocation of General Release Agreement. Notwithstanding any other provision in this Agreement, the Company’s payment to the Employee of the Separation Benefits is subject to the conditions that (i) the Employee fully complies with all applicable restrictive covenants under paragraphs 11-12 of this Agreement; and (ii) within 55 days after the Termination Date, the Employee executes, delivers to the Company, and does not revoke as permitted by applicable law a General Release Agreement in a form reasonably acceptable to the Company (the “Release”) that, among other things, fully and finally releases and waives any and all claims, demands, actions, and suits whatsoever which he has or may have against the Company, the Company Group, and their Affiliates, whether under this Agreement or otherwise, that arose before the Release was executed. For purposes of this Agreement, the Release shall not become fully enforceable and irrevocable until the Employee has timely executed the Release and not revoked his acceptance of the Release within seven days after its execution.
(b)    Separation from Service Requirement. Notwithstanding any other provision of this Agreement, the Employee shall be entitled to the Separation Benefits only if the termination of this Agreement constitutes the Employee’s “Separation from Service” within the meaning of Code Section 409A and Treasury Regulation Section 1.409A-1(h).
8.Post-Termination Services. If Employee’s employment terminates for any reason other than because of Employee’s death or Inability to Perform under Sections 6(a) or (b) or because the Company terminates Employee’s employment for Cause under Section 6(c),

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Employee will perform the following services following the Termination Date:
(a)    Director Service. Subject to Board and shareholder approval, Employee may continue to serve as an non-executive, independent director on the Company’s Board. For such service, Employee will participate in the Company’s compensation program for its non-executive directors then in effect. Should Employee not be selected to serve on Employer’s Board, Employer shall pay Employee the compensation equivalent of one year’s service as a Board Member, to be paid on the same schedule as Board members are compensated.
(b)    Consulting Services. The Company will retain Employee as a consultant to provide up to 20 hours of consulting services per month to the Company, as requested by the CEO, for the one year period following the Termination Date. The Company will pay Employee a monthly consulting fee of $12,000. The monthly consulting fee will be prorated for any partial month and will be payable in arrears within ten days following the Company’s receipt of Employee’s monthly invoice setting forth the services provided by Employee during the preceding month. The parties may extend the term of Employee’s consulting services on mutual agreement. Company has no obligation to continue retaining employee as a consultant following the one year period following the Termination date.
(c)    Following the earlier of Separation of Employment, or the expiration of this agreement on January 31, 2021, the Company will reimburse Employee the cost of such continued coverage pursuant to COBRA (without duplication of the Severance Benefits provided under Sections 7(b) or (c) of this Agreement), less the amount of Employee’s usual contribution toward any group health plans.
9.Confidential Information.
(a)    Scope and Definition of Confidential Information. The Employee acknowledges that the Company and the Company Group have developed substantial goodwill with their employees, customers, and others with which they do business and competitively valuable information in connection with the Business. The Employee further acknowledges and agrees that the following items shall be entitled to trade secret protection and constitute “Confidential Information” under this Agreement regardless of when such Confidential Information was disclosed to the Employee: any information used in the Business that gives the Company, the Company Group, or their Affiliates an advantage over competitors and is not generally known by competitors or readily ascertainable by independent investigation, including without limitation all trade secrets (as defined by applicable law) of the Company and the Company Group; technical information of the Company and the Company Group, including all ideas, prospects, proposals, and other opportunities pertaining to the Business; inventions, computer programs, computer processes, computer codes, software, website structure and content, databases, formulae, designs, compilations of information, data, proprietary processes, and know-how related to the Company’s or the Company Group’s operations; the financial information of the Company and the Company Group, including margins, earnings, accounts payable, and accounts receivable; business information of the Company and the Company Group, including business plans, expansion plans, business proposals, pending projects, pending

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proposals, sales data, and contracts; advertising information of the Company and the Company Group, including costs and strategies; customer information of the Company and the Company Group, including customer contacts, customer lists, customer identities, customer preferences and needs, customer purchasing or service terms, and specially negotiated terms with customers; supplier information of the Company and the Company Group, including supplier lists, supplier identities, contact information, capabilities, services, prices, costs, and specially negotiated terms with suppliers; information about the Company’s or the Company Group’s future plans, including marketing strategies, target markets, promotions, sales plans, projects and proposals, research and development, and new materials research; inventory information of the Company and the Company Group, including quality-control procedures, inventory ordering practices, inventory lists, and inventory storage and shipping methods; information regarding the personnel and employment policies and practices of the Company and the Company Group, including employee lists, contact information, performance information, compensation data and incentive information (including any bonus or commission plan terms), benefits, and training programs; and information regarding independent contractors and subcontractors of the Company and the Company Group, including independent contractor and subcontractor lists, contact information, compensation, and agreements. Confidential Information shall also include all information contained in any manual or electronic document or file created by the Company, the Company Group, or their Affiliates and provided or made available to Employee. Confidential Information shall not include any information in the public domain, through no disclosure or wrongful act of Employee, to such an extent as to be readily available to competitors.
(b)    Agreement to Provide Confidential Information to the Employee. In exchange for the Employee’s promises in this Agreement, the Company agrees during the Term to provide the Employee with access to previously undisclosed Confidential Information related to his duties, responsibilities, and authorities under this Agreement.
(c)    Agreement to Return Company Property and Confidential Information. At any time during employment upon demand by the Company, and immediately upon termination of this Agreement, regardless of the reason for such termination, the Employee shall return to the Company all property of the Company or the Company Group in his possession or under his control, including without limitation all Confidential Information.
(d)    Agreement not to Use or Disclose Confidential Information in Unauthorized Manner. The Employee acknowledges and agrees that (i) due to their Business, the Company and the Company Group will continue to develop new and additional Confidential Information after the Effective Date that has not been previously disclosed to him; (ii) all Confidential Information is considered confidential and proprietary to the Company and the Company Group; and (iii) he has no right, other than under this Agreement, to receive any Confidential Information. The Employee shall at all times hold in strictest confidence, and shall not disclose or use, any Confidential Information (regardless of whether received before or after the Effective Date) except for the exclusive benefit of the Company and the Company Group in the ordinary course of performing his duties, responsibilities, and authorities under this Agreement, and otherwise only with the prior written consent of the Board. The

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Employee shall promptly advise the Board in writing of any unauthorized release or use of any Confidential Information, and shall take reasonable measures to prevent unauthorized persons or entities from having access to, obtaining, being furnished with, disclosing, or using any Confidential Information.
(e)    Protected Activities. Nothing in this Agreement, is intended to, or does, prohibit the Employee from (i) filing a charge or complaint with, providing truthful information to, or cooperating with an investigation being conducted by a governmental agency (such as the Equal Employment Opportunity Commission, another other fair employment practices agency, the National Labor Relations Board, the Department of Labor, or the Securities Exchange Commission (the “SEC”)); (ii) engaging in other legally-protected concerted activities (such as discussing information about the terms, conditions, wages, and benefits of employment with other employees or third parties for the purpose of collective bargaining or other mutual aid or protection of employees); (iii) giving truthful testimony or making statements under oath in response to a subpoena or other valid legal process or in any legal proceeding; (iv) otherwise making truthful statements as required by law or valid legal process; or (v) disclosing a trade secret in confidence to a governmental official, directly or indirectly, or to an attorney, if the disclosure is made solely for the purpose of reporting or investigating a suspected violation of law. Accordingly, the Employee understands that he shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. The Employee likewise understands that, in the event he files a lawsuit for retaliation by the Company for reporting a suspected violation of law, he may disclose the trade secret(s) of the Company or the Company Group to his attorney and use the trade secret information in the court proceeding, if he (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order. In accordance with applicable law, and notwithstanding any other provision of this Agreement, nothing in this Agreement or any of any policies or agreements of the Company or the Company Group applicable to the Employee (i) impedes his right to communicate with the SEC or any other governmental agency about possible violations of federal securities or other laws or regulations or (ii) requires him to provide any prior notice to the Company or the Company Group or obtain their prior approval before engaging in any such communications.
10.Non-Competition and Non-Solicitation Restrictive Covenants.
(a)    Acknowledgment of Competitive Business. The Employee acknowledges and agrees that (i) the Business of the Company and the Company Group is highly competitive; (ii) he is entitled by virtue of his position of trust and confidence with the Company and the Company Group and his duties, responsibilities, and authorities under this Agreement to access Confidential Information which could be used by competitors of the Company and the Company Group in a manner that would irreparably harm their competitive position in the marketplace; (iii) he will be responsible under this Agreement

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and as the trusted representative of the Company and the Company Group for developing and continuing valuable business relationships and goodwill on behalf of them with their most important customers, vendors, and employees; (iv) he could call on such relationships, goodwill, and Confidential Information if he competed against the Company or the Company Group to gain an unfair competitive advantage that would irreparably harm them; and (v) the goodwill and Confidential Information the Employee will develop and receive pursuant to this Agreement will enhance his reputation in the Business and increase his earning capacity.
(b)    Acknowledgment of Need for Protection. The Employee further acknowledges and agrees that it would be impossible for him to ignore all knowledge of the Confidential Information and goodwill if he were to compete against the Company or the Company Group in the Business. It is, therefore, reasonable and proper for the Company and the Company Group to protect against the intentional or inadvertent use of the Confidential Information and goodwill in competition with them in the Business. Accordingly, the Employee agrees that a prohibition against his competing with the Company and the Company Group in the Business or soliciting customers, vendors, employees, or other service providers of the Company or the Company Group during the Term and for a reasonable period of time thereafter within a reasonable geographic area is appropriate and necessary for the protection of the Confidential Information, goodwill, and other legitimate business interests of the Company and the Company Group.
(c)    Covenant not to Compete. Beginning on the Effective Date and continuing for so long as Employee remains employed with the Company and/or continues to serve as a Director or consultant of the Company following the Termination Date, and for a period of twelve months thereafter (the “Restricted Period”), , the Employee shall not directly or indirectly (including without limitation through any family member or Affiliate) (i) have any ownership interest in, serve as an officer, director, consultant, independent contractor, subcontractor, employee, or in any other capacity similar to the capacity in which the Employee served the Company or the Company Group, in any business or activity that is in engaged in the Business within any county in the United States, any Louisiana parish, or any foreign country in which the Company or the other members of the Company Group conducts or directs the Business (the “Restricted Area”); or (ii) solicit, canvass, or accept business for any person or entity that provides products or services that directly or indirectly compete with the products or services of the Company or the Company Group in the Business in the Restricted Area.
(d)    Covenant not to Solicit Customers. During the Restricted Period, the Employee shall not directly or indirectly, on behalf of himself or any third party (including without limitation through any family member or Affiliate), solicit, encourage, facilitate, induce, or accept business from any customer of the Company or the Company Group; person or entity which was a customer of the Company or the Company Group at any time in the one-year period preceding the solicitation, encouragement, facilitation, inducement, or acceptance; any of prospective customers of the Company or the Company Group with whom Employee had material contact with in connection with the Business during the Term; or any of vendors, suppliers, advertisers, agents, sales representatives, employees, independent contractors, subcontractors, consultants, or licensees of the Company or the

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Company Group, to breach any agreement or contract with, or discontinue or curtail his, her, or its business relationships with, the Company or the Company Group.
(e)    Covenant Not to Solicit Employees and Consultants. During the Restricted Period, or if longer, the 12 month period following the Termination Date, Employee shall not directly or indirectly, on behalf of himself or any third party (including without limitation through any family member or Affiliate) solicit, hire, or otherwise engage as an employee, independent contractor, or otherwise, any person or non-employee service provider who is an employee or non-employee service provider of the Company or the Company Group or was an employee or non-employee service provider of the Company or the Company Group at any time in the one-year period preceding the proposed solicitation, hiring, or engagement.
(f)    Non-Disparagement. During the Term and thereafter, regardless of the reason for the termination of this Agreement, (i) the Employee will not disparage the Company, its Affiliates or their respective employees, officer and directors in any manner, forum or form, whether electronic or otherwise, and (ii) the Company will cause the CEO, the Board and the other senior executives of the Company and its Affiliates not to disparage the Employee in any manner, forum or form, whether electronic or otherwise. For purposes of this subparagraph 11(f), the term “disparage” includes, without limitation, comments or statements to the press or any individual or entity which could adversely affect the conduct of the business or the reputation or interests of any person protected by this subparagraph, as well as any statements or posting on any social networking or other internet website. Notwithstanding the foregoing, nothing in this subparagraph 11(f) prevents any person from making any truthful statement to the extent necessary in connection with any litigation, arbitration or mediation involving this Agreement or as required by law or by any court, arbitrator, mediator or administrative or legislative body.
(g)    Permitted Exception. The Employee shall be permitted without violating subparagraphs 2(b), 2(d), 12(c), 12(d) or 12(e) of this Agreement to make passive personal investments in securities that are registered on a national stock exchange if the aggregate amount owned by him and all family members and Affiliates does not exceed 2% of such company’s outstanding securities as long as (i) these activities do not prevent the Employee from fulfilling his duties, responsibilities, and authorities under this Agreement, and (ii) the Employee fully complies with his otherwise applicable obligations under this Agreement.
11.Inventions. Any and all Confidential Information and other discoveries, inventions, improvements, trade secrets (as defined by applicable law), know-how, works of authorship, or other intellectual property conceived, created, written, developed, or first reduced to practice by the Employee before or after the Effective Date, alone or jointly, in the performance of his duties, responsibilities, or authorities for the Company or the Company Group (the “Inventions”) shall be the sole and exclusive property of the Company and the Company Group, as applicable. The Employee acknowledges that all original works of authorship protectable by copyright that are produced by the Employee in the performance of his duties, responsibilities, or authorities for the Company and the Company Group are “works made for hire” as defined in the United States Copyright Act (17 U.S.C. § 101). In addition, to the extent that any such works are not works made for hire under the United

EMPLOYMENT AGREEMENT                                        PAGE 12

States Copyright Act, the Employee hereby assigns without further consideration all right, title, and interest in such works to the Company and the Company Group. The Employee shall promptly and fully disclose to the Company all Inventions, shall treat all Inventions as Confidential Information, and hereby assigns to the Company and the Company Group without further consideration all of his right, title, and interest in and to any and all Inventions, whether or not copyrightable or patentable. The Employee shall execute all papers, including applications, invention assignments, and copyright assignments, and shall otherwise assist the Company and the Company Group as reasonably required to memorialize, confirm, and perfect in them the rights, title, and other interests granted to the Company and the Company Group under this Agreement.
12.Duties of Confidentiality and Loyalty Under the Common Law. The Employee’s obligations under this Agreement shall supplement, rather than supplant, his common-law duties of confidentiality and loyalty owed to the Company and the Company Group.
13.Indemnification. Except to the extent not permitted by applicable law, the Company will indemnify the Employee (or his executor, administrator or personal representative) and will advance any costs incurred by him, including attorneys’ fees and costs (subject to an undertaking if he is subsequently found not to be eligible for indemnification) if he is made, or is threatened to be made, a party to any action, suit or proceeding, whether civil or criminal and whether judicial, administrative, investigative or otherwise, by reason of the fact that he is or was an employee, officer or director of the Company or any Affiliate, against any and all liabilities, losses, judgments, penalties, fines (including excise taxes assessed with respect to an employee benefit plan pursuant to applicable law), amounts paid in settlement and expenses (including attorneys’ fees and expenses, reasonably incurred) in connection with such proceeding, or any appeal following a proceeding, provided that the Employee will not be entitled to indemnification if it is determined by a court of competent jurisdiction that the Employee acted with willful misfeasance, bad faith, gross negligence or reckless disregard of the duties as an employee, officer or director of the Company or any Affiliate.
14.Survival and Enforcement of Covenants; Remedies.
(a)    Survival of Covenants. The Employee’s covenants in paragraphs 11-13 may survive the termination of this Agreement in accordance with the terms of this Agreement, and shall be construed as agreements independent of any other provision of this Agreement, and the existence of any claim or cause of action of the Employee against the Company or the Company Group (whether under this Agreement or otherwise), shall not constitute a defense to the enforcement by the Company or the Company Group of those covenants.
(b)    Enforcement of Covenants. The Employee acknowledges and agrees that his covenants in paragraphs 12 and 13 are ancillary to the otherwise enforceable agreements by the Company under paragraph 11(b) to provide him with previously undisclosed Confidential Information and by him not to disclose such Confidential Information, and are supported by independent, valuable consideration. The Employee further acknowledges and agrees that the limitations as to time, geographical area, and scope of activity to be restrained by those covenants are reasonable and acceptable to him and do not include any greater restraint than is reasonably necessary to protect the Confidential Information,

EMPLOYMENT AGREEMENT                                        PAGE 13

goodwill, and other legitimate business interests of the Company and the Company Group. The Employee further agrees that, if at some later date, a court of competent jurisdiction determines that any of the covenants in paragraphs 11-13 are unreasonable, any such covenants shall be reformed by the court and enforced to the maximum extent permitted under applicable law.
(c)    Remedies. In the event of breach or threatened breach by the Employee of any of his covenants in paragraphs 11, 12, or 13, the Company and the Company Group shall be irreparably damaged in amounts difficult to ascertain and therefore entitled to equitable relief (without the need to post a bond or prove actual damages) by temporary restraining order, temporary injunction, or permanent injunction or otherwise, in addition to all other legal and equitable relief to which they may be entitled, including any and all monetary damages, which it may incur as a result of such breach, violation, or threatened breach or violation. The Company and the Company Group may pursue any remedy available to them concurrently or consecutively in any order as to any breach, violation, or threatened breach or violation, and the pursuit of one of such remedies at any time shall not be deemed an election of remedies or waiver of the right to pursue any other of such remedies as to such breach, violation, or threatened breach or violation, or as to any other breach, violation, or threatened breach or violation. If the Employee breaches any of his covenants in paragraph 12, the time periods pertaining to such covenants shall also be suspended and shall not run in favor of him from the time he first breached such covenants until the time when he ceases such breach. Notwithstanding anything to the contrary in this Agreement, the Company may amend the provisions of paragraphs 11, 11, or 12 without the approval of the Employee or any other person to provide for less restrictive limitations as to time, geographical area, or scope of activity to be restrained. Any such less restrictive limitations may, in the Company’s sole discretion, apply only with respect to the enforcement of this Agreement in certain jurisdictions specified in any such amendment. At the request of the Company, the Employee shall consent to any such amendment and shall execute and deliver to the Company a counterpart signature page to such amendment.
(d)    After-Acquired Evidence. Notwithstanding any provision of this Agreement to the contrary, if the Company determines that Employee is eligible to receive the Separation Benefits but, after such determination, the Company subsequently acquires evidence and determines that a Cause condition existed prior to the Termination Date that, if curable, was not cured prior to the Termination Date, and that, had the Company been fully aware of such condition, would have given the Company the right to terminate Employee’s employment for Cause pursuant to subparagraph 6(c), then the Company shall have the right to cease the payment of any future installments of the Separation Benefits and Employee shall promptly return to the Company all installments of the Separation Benefits received by Employee prior to the date that the Company determines that the conditions of this subparagraph 16(d) have been satisfied.

EMPLOYMENT AGREEMENT                                        PAGE 14

15.Successors and Assigns. The Employee’s duties, responsibilities, and authorities under this Agreement are personal to him and shall not be assigned to any person or entity without written consent from the Board. The Company may assign this Agreement without Employee’s further consent to any affiliate, any successor of the Business of the Company or the Company Group (whether by merger, consolidation, reorganization, reincorporation, or sale of stock or equity interests), or any purchaser of the majority of the assets of the Company or the Company Group. In the event of Employee’s death, this Agreement shall be enforceable by his estate, executors, or legal representatives. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns.
16.Attorneys’ Fees and Other Costs. If either party breaches this Agreement, or if a dispute arises between the parties based on or involving this Agreement, the party that enforces its rights under this Agreement against the breaching party in a court of competent jurisdiction, or that prevails in the resolution of such dispute as determined by the court, shall be entitled to recover from the other party its or his reasonable attorneys’ fees, court costs, and expenses incurred in enforcing such rights or resolving such dispute.
17.Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties concerning its subject matters and supersedes all prior and contemporaneous agreements and understandings, both written and oral, between the parties with respect to such subject matters. The Employee acknowledges and agrees that the Company has not made any promise or representation to him concerning this Agreement not expressed in this Agreement, and that, in signing this Agreement, he is not relying on any prior oral or written statement or representation by the Company or its representatives outside of this Agreement but is instead relying solely on his own judgment and his legal and tax advisors, if any.
18.Amendment. This Agreement shall not be amended except by an instrument in writing signed by an authorized representative of the party against whom such amendment is sought to be enforced. Notwithstanding the previous sentence, the Company may modify or amend this Agreement in its sole discretion at any time without further consent of the Employee in any manner necessary to comply with applicable law and regulations or the listing or other requirements of any stock exchange upon which the Company or its Affiliate is listed. No modification or amendment may be enforced against the Company unless such modification or amendment is in writing and approved in writing by the Board.
19.Waiver. The waiver by either party of a breach of any term of this Agreement shall not operate or be construed as a waiver of a subsequent breach of the same provision by either party or of the breach of any other term or provision of this Agreement.
20.Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable by a court of competent jurisdiction, (a) this Agreement shall be considered divisible, (b) such provision shall be deemed inoperative to the extent it is deemed illegal, invalid, or unenforceable, and (c) in all other respects this Agreement shall remain in full force and effect; provided, however, that, if any such provision may be made enforceable by such court by limitation, then such provision shall be so limited by such court and shall be enforceable to the maximum extent permitted by applicable law.

EMPLOYMENT AGREEMENT                                        PAGE 15

21.Governing Law; Venue. This Agreement shall be governed by the laws of the State of Texas, without regard to its conflict-of-laws principles. The parties hereby irrevocably consent to the binding and exclusive venue for any dispute, controversy, claim, or cause of action between them arising out of or related to this Agreement being in the state or federal court of competent jurisdiction that regularly conducts proceedings or has jurisdiction in Harris County, Texas. Nothing in this Agreement, however, precludes either party from seeking to remove a civil action from any state court to federal court.
22.Third-Party Beneficiaries. The Company Group and the Company’s other Affiliates shall be included within the definition of “Company” for purposes of this Agreement, are intended to be third-party beneficiaries of this Agreement, and therefore may enforce this Agreement.
23.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement. The delivery of this Agreement in the form of a clearly legible facsimile or electronically scanned version by e-mail shall have the same force and effect as delivery of the originally executed document.
24.Code Section 409A.

(a)    Code Section 409A. The parties intend for all payments provided to the Employee under this Agreement to be exempt from or comply with the provisions of Code Section 409A and not be subject to the tax imposed by Code Section 409A. The provisions of this Agreement shall be interpreted in a manner consistent with this intent. For purposes of Section 409A, each payment amount or benefit due under this Agreement shall be considered a separate payment and the Employee’s entitlement to a series of payments or benefits under this Agreement is to be treated as an entitlement to a series of separate payments.
(b)    Specified Employee Postponement. Notwithstanding the previous subparagraph or any other provision of this Agreement to the contrary, if the Company or an Affiliate that is treated as a “service recipient” (as defined in Section 409A) is publicly traded on an established securities market (or otherwise) and the Employee is a “specified employee” (as defined below) and is entitled to receive a payment that is subject to Section 409A on account of Employee’s Separation from Service, such payment may not be made earlier than six months following the date of his Separation from Service if required by Section 409A, in which case, the accumulated postponed amount shall be paid in a lump sum payment on the Section 409A Payment Date. The “Section 409A Payment Date” is the earlier of (i) the date of the Employee’s death or (ii) the date that is six months and one day after the Employee’s Separation from Service. The determination of whether Employee is a “specified employee” shall be made in accordance with Section 409A using the default provisions in the Section 409A unless another permitted method has been prescribed for such purpose by the Company.
(c)    Reimbursement of In-Kind Benefits. Any reimbursement or in-kind benefit provided under this Agreement which constitutes a “deferral of compensation” within the meaning of Treasury Regulation Section 1.409A-1(b) shall be made or provided in

EMPLOYMENT AGREEMENT                                        PAGE 16

accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
25.Right to Consult an Attorney and Tax Advisor. Notwithstanding any contrary provision in this Agreement, Employee shall be solely responsible for any risk that the tax treatment of all or part of any payments provided by this Agreement may be affected by Code Section 409A, which may impose significant adverse tax consequences on him, including accelerated taxation, a 20% additional tax, and interest. The Employee therefore has the right, and is encouraged by this paragraph, to consult with a tax advisor of his choice before signing this Agreement. The Employee is also encouraged by this paragraph to consult with an attorney of his choice before signing this Agreement.
26.Representations of the Employee. The Employee represents and warrants that (a) he has not previously assumed any obligations inconsistent with those in this Agreement; (b) his execution of this Agreement, and his employment with the Company, shall not violate any other contract or obligation between the Employee and any former employer or other third party; and (c) during the Term, he shall not use or disclose to anyone within the Company or its subsidiaries any proprietary information or trade secrets of any former employer or other third party. The Employee further represents and warrants that he has entered into this Agreement pursuant to his own initiative and that the Company did not induce him to execute this Agreement in contravention of any existing commitments. The Employee further acknowledges that the Company has entered into this Agreement in reliance upon the foregoing representations of Employee.
27.Clawback. To the extent required by applicable law or any applicable securities exchange listing standards, or as otherwise determined by the Board (or a committee thereof), amounts paid or payable under this Agreement shall be subject to the provisions of any applicable clawback policies or procedures adopted by the Company, which clawback policies or procedures may provide for forfeiture and/or recoupment of amounts paid or payable under this Agreement. Notwithstanding any provision of this Agreement to the contrary, the Company reserves the right, without the consent of Employee, to adopt any such clawback policies and procedures, including such policies and procedures applicable to this Agreement with retroactive effect.

[Signature Page Follows]

EMPLOYMENT AGREEMENT                                        PAGE 17

AGREED as of the dates signed below:

STABILIS ENERGY, INC.	JAMES G. AIVALIS

By:
Name:
Title:

Date Signed:	Date Signed:

EMPLOYMENT AGREEMENT                                        PAGE 18